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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*



                                Ares Capital Corp
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     Common
--------------------------------------------------------------------------------
                           (Title of Class Securities)


                                    04010L103
                      ------------------------------------
                                 (CUSIP Number)



                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       |X| Rule 13d-1(b)

       |_| Rule 13d-1(c)

       |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB control number.

SEC 1745 (3-06)                Page 1 of 10 pages

CUSIP No.  04010L103
           ---------

    1.  Name of Reporting Persons.


        Osterweis Capital Management, Inc.

-----------------------------------------------------------------------------------------------------------

    2.  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)  |X|
             ----------------------------------------------------------------------------------------------

        (b)
             ----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

    3.  SEC Use Only
                    ---------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

    4.  Citizenship or Place of Organization     California
                                              -------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

                 5.  Sole Voting Power          568,582
Number of                               ---------------
Shares           ------------------------------------------------------------------------------------------
Beneficially     6.  Shared Voting Power
Owned by Each                             -----------------------------------------------------------------
Reporting        ------------------------------------------------------------------------------------------
Person With:     7.  Sole Dispositive Power          568,582
                                             ---------------
                 ------------------------------------------------------------------------------------------
                 8.  Shared Dispositive Power
                                               ------------------------------------------------------------
                 ------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

    9. Aggregate Amount Beneficially Owned by Each Reporting Person  568,582
                                                                   ----------------------------------------
-----------------------------------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)     n/a
                                                                                             --------------
-----------------------------------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)     0.78%
                                                           ------------------------------------------------
-----------------------------------------------------------------------------------------------------------

    12. Type of Reporting Person (See Instructions)
-----------------------------------------------------------------------------------------------------------

   IA
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

SEC 1745 (3-06)                Page 2 of 10 pages

CUSIP No.  04010L103
           ---------

    1.  Name of Reporting Persons.


        Osterweis Capital Management, LLC

-----------------------------------------------------------------------------------------------------------

    2.  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)  |X|
             ----------------------------------------------------------------------------------------------

        (b)
             ----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

    3.  SEC Use Only
                    ---------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

    4.  Citizenship or Place of Organization     California
                                              -------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

                 5.  Sole Voting Power        1,287,713
Number of                               -------------------------------------------------------------------
Shares           ------------------------------------------------------------------------------------------
Beneficially     6.  Shared Voting Power        ...........................................................
Owned by Each                             -----------------------------------------------------------------
Reporting        ------------------------------------------------------------------------------------------
Person With:     7.  Sole Dispositive Power 1,287,713
                                           ----------------------------------------------------------------
                 ------------------------------------------------------------------------------------------
                 8.  Shared Dispositive Power
                                               ------------------------------------------------------------
                 ------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

    9.  Aggregate Amount Beneficially Owned by Each Reporting Person   1,287,713
                                                                    ---------------------------------------
-----------------------------------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)     n/a
                                                                                             --------------
-----------------------------------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)     1.77%
                                                           ------------------------------------------------
-----------------------------------------------------------------------------------------------------------

    12. Type of Reporting Person (See Instructions)
-----------------------------------------------------------------------------------------------------------

   IA
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

SEC 1745 (3-06)                Page 3 of 10 pages

CUSIP No. 04010L103
          ---------

    1.  Name of Reporting Persons.


        John S. Osterweis
-----------------------------------------------------------------------------------------------------------

    2.  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)  |X|
             ----------------------------------------------------------------------------------------------

        (b)
             ----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

    3.  SEC Use Only
                    ---------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

    4.  Citizenship or Place of Organization     United States
                                              -------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

                 5.  Sole Voting Power        1,856,295
Number of                               -------------------------------------------------------------------
Shares           ------------------------------------------------------------------------------------------
Beneficially     6.  Shared Voting Power
Owned by Each                             -----------------------------------------------------------------
Reporting        ------------------------------------------------------------------------------------------
Person With:     7.  Sole Dispositive Power  1,856,295
                                           ----------------------------------------------------------------
                 ------------------------------------------------------------------------------------------
                 8.  Shared Dispositive Power
                                               ------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
    9.  Aggregate Amount Beneficially Owned by Each Reporting Person   1,856,295
                                                                    ---------------------------------------
-----------------------------------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)     n/a
                                                                                             --------------
-----------------------------------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)     2.55%
                                                           ------------------------------------------------
-----------------------------------------------------------------------------------------------------------

    12. Type of Reporting Person (See Instructions)
-----------------------------------------------------------------------------------------------------------

   HC, IN
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

SEC 1745 (3-06)                Page 4 of 10 pages

Item 1.

      (a)  Name of Issuer

           Ares Capital Corp


      (b)  Address of Issuer's Principal Executive Offices

           280 Park Avenue 22nd Floor
           New York, NY 10017

Item 2.

      (a)  Name of Person Filing

           (i)   Osterweis Capital Management, Inc.

           (ii)  Osterweis Capital Management, LLC

           (iii) John S. Osterweis


      (b)  Address of Principal Business office or, if None, Residence

           (i)   One Maritime Plaza, Suite 800, San Francisco, CA 94111

           (ii)  One Maritime Plaza, Suite 800, San Francisco, CA 94111

           (iii) One Maritime Plaza, Suite 800, San Francisco, CA 94111


      (c)  Citizenship

           (i)   CA Corporation

           (ii)  CA Limited Liability Corporation

           (iii) U.S. Citizen


      (d)  Title of Class Securities

           Common


      (e)  CUSIP Number

           04010L103


Item 3. If this statement is filed pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

           (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
           (b)  |_|  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                     78c).
           (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
           (d) |_| Investment company registered under section 8 of the Investment Company Act (15 U.S.C. 80a-8).
           (e) |X| An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E).
           (f) |_| An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(ii)(F).
           (g) |X| A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G).
           (h)  |_|  A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813).
           (i)  |_|  A church plan that is excluded from the definition of an
                     investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
           (j)  |X|  Group in accordance with Section 240.13d-1(b)(ii)(J).


Item 4.    Ownership

           Common Stock:

              (a)    Amount Beneficially Owned:         1,856,295
                                                        ---------
              (b)    Percent of Class: 2.55%
                                       -----
              (c)    Number of shares as to which the joint filers have:

                     (i) sole power to vote or to direct the vote:   1,856,295
                                                                     ---------
                     (ii) shared power to vote or to direct the vote:
                                                                     --------
                     (iii) sole power to dispose or to direct the disposition
                           of:   1,856,295
                                 ---------
                     (iv) shared power to dispose of or to direct the
                          disposition of:
                                          --------


Item 5.    Ownership of Five Percent or Less of a Class.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following |X|.


Item 6.    Ownership of More than Five Percent on Behalf of Another Person.  n/a

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
                                    See Exhibit C

Item 8.    Identification and Classification of Members of the Group.
                                    See Exhibit A

Item 9.    Notice of Dissolution of Group.
                                    n/a

Item 10.   Certification:

           (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Date:  February 13, 2008

                                             /s/ John S. Osterweis
                                    --------------------------------------
                                                    Signature
                                      By: John S. Osterweis, President of
                                       Osterweis Capital Management, Inc.


                                             /s/ John S. Osterweis
                                    --------------------------------------
                                                    Signature
                                       By: John S. Osterweis, President of
                                        Osterweis Capital Management, LLC


                                             /s/ John S. Osterweis
                                    --------------------------------------
                                                    Signature
                                      By: John S. Osterweis, Control Person of
                                       Osterweis Capital Management, Inc. and
                                          Osterweis Capital Management, LLC

EXHIBIT A
       ---

            Identification and Classification of Members of the Group
            ---------------------------------------------------------


Pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, the members of the group making this joint filing are identified and classified as follows:

                    Name                            Classification
                    ----                            --------------

Osterweis Capital Management Inc.     Investment adviser in accordance with
                                      Rule 13d-1(b)(1)(ii)(E)

Osterweis Capital Management LLC      Investment adviser in accordance with
                                      Rule 13d-1(b)(1)(ii)(E)

John S. Osterweis                     Parent holding company or control person
                                      in accordance with Rule 13d-1(b)(1)(ii)(G)

EXHIBIT B
       ---

                  Joint Filing Agreement Pursuant to Rule 13d-1
                  ---------------------------------------------


This agreement is made pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.


Date: February 13, 2008

                                             /s/ John S. Osterweis
                                    --------------------------------------
                                                    Signature
                                      By: John S. Osterweis, President of
                                       Osterweis Capital Management, Inc.


                                             /s/ John S. Osterweis
                                    --------------------------------------
                                                    Signature
                                       By: John S. Osterweis, President of
                                        Osterweis Capital Management, LLC


                                             /s/ John S. Osterweis
                                    --------------------------------------
                                                    Signature
                                      By: John S. Osterweis, Control Person of
                                       Osterweis Capital Management, Inc. and
                                          Osterweis Capital Management, LLC

EXHIBIT C
       ---

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

                  Identity                               Classification
                  --------                               --------------

Osterweis Capital Management Inc.          Investment adviser in accordance with
                                           Rule 13d-1(b)(1)(ii)(E)

Osterweis Capital Management LLC           Investment adviser in accordance with
                                           Rule 13d-1(b)(1)(ii)(E)